Exhibit 10.33

INDEPENDENT CONTRACTOR AGREEMENT

This Independent Contractor Agreement (the “Agreement”) is made and entered into as of the date set forth on the initial Statement of Work, as may be amended from time to time (the “Initial SOW”), attached here to as Exhibit A (the “Effective Date”) between BioLife4D Corporation (“Company”), the person whose name and address are set forth on the Initial SOW (“Consultant”).

In consideration of the covenants and conditions hereinafter set forth, Company and Consultant agree as follows:

1. SERVICES. Consultant shall perform the services (the “Services”) set forth in the Initial SOW and each Statement of Work attached here to as Exhibit A (each a “Statement of Work” or “SOW”) which is an integral part of the Agreement. A Statement of Work may be amended or modified from time to time, provided that each party acknowledges such amendment or modification in writing.

2. COMPENSATION. The Compensation for Services (the “Compensation”) performed under this Agreement shall be as set forth in the corresponding Statement of Work.

3. TERM. The term of this Agreement (the “Term”) shall commence upon the Effective Date and continue for as long as Consultant is obligated to perform Services under any Statement of Work; provided, however, that either party may terminate this Agreement, or any SOW attached hereto, at any time with prior written notice (in the number of calendar days set forth in the Initial SOW) delivered to the email address(es) as set forth in the Initial SOW, without cause and without any further obligation to the other party except for any payments due as of the date of such termination. In such a case the payments shall be paid on daily pro-rated basis. Termination of this Agreement, or any SOW attached hereto, shall not affect the representations and warranties and covenants under this Agreement, which shall survive any termination.

4. WORK SCHEDULE. The Work Schedule (the “Work Schedule”) of the Consultant under this Agreement shall be as set forth in the Statement of Work.

5. CONFIDENTIALITY

(a)	As used herein, the terms (i) “Confidential Information” means any and all confidential and/or proprietary knowledge, data or information of the Company, its affiliates, parents and subsidiaries, whether having existed, now existing, or to be developed in the future and includes (A) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Proprietary Rights (as defined below) therein (hereinafter collectively referred to as “Inventions”); (B) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (C) information regarding customers and potential customers of the Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by the Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of the Company and other non-public information relating to customers and potential customers; (D) information regarding any of the Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by the Company, and other non-public information relating to business partners; (E) information regarding personnel, employee lists, compensation, and employee skills; and (F) any other non-public information which a competitor of the Company could use to the competitive disadvantage of the Company, but shall not include (Y) information that was already within the public domain at the time the information is acquired by Consultant, or (Z) information that subsequently becomes public through no act or omission of the Consultant, and (ii) “Proprietary Rights” shall mean all trade secrets, patents, copyrights, trademarks, mask works and other intellectual property rights throughout the world.

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(b)	Consultant recognizes and acknowledges that Company possesses certain Confidential Information that constitutes a valuable, special, and unique asset. Consultant agrees that all of the Confidential Information is and shall continue to be the exclusive property of Company, whether or not prepared in whole or in part by Consultant and whether or not disclosed to or entrusted to Consultant’s custody. Consultant agrees that Consultant shall not, at any time following the execution of this Agreement, use or disclose in any manner any Confidential Information of Company.

(c)	Consultant recognizes that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that Consultant owes the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it publicly nor to any person or entity or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party. All such third-party information will, as between the Company and Consultant, be deemed to be the Company’s Confidential Information for purposes of this Agreement.

(d)	During Consultant’s engagement by the Company, Consultant will not improperly use or disclose any confidential information or trade secrets, if any, of any person to whom Consultant have an obligation of confidentiality, and Consultant will not bring onto the premises of the Company any unpublished documents or any property belonging to any such person unless consented to in writing by such person.

(e)	Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by Consultant and all Inventions made by Consultant during the period of Consultant’s engagement at the Company, which records shall be available to and remain the sole property of the Company at all times.

(f)	Consultant agrees that no license is granted to Consultant in or to any potential patent, copyright, trademark, tradename or any other intellectual property or rights of Company included in the Confidential Information. Company is making no representation or warranty that the Confidential Information does not infringe on any patent, copyright, trademark, tradename or any other intellectual property right of third parties.

(g)	In the event Consultant is requested or required (whether by subpoena, oral deposition, interrogatories, request for production of documents, administrative order or otherwise) to disclose any Confidential Information or the fact that Confidential Information has been made available to Consultant, Consultant will provide Company with prompt notice of such request or requirement, so that Company may seek, at its expense, an appropriate protective order, or so that Company may waive compliance with the terms of this Agreement. In the absence of such protective order or waiver, Consultant may disclose only that portion of the Confidential Information as is legally required to be disclosed.

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6. OWNERSHIP

(a)	Subject to subsection (b) below, Consultant agrees that all work product of any kind developed or produced under this Agreement, in connection with the Services, including but not limited to the work product specified in Exhibit A, as well as all works of authorship and other copyrightable material, notes, records, drawings, technology, software, source code, designs, inventions, processes, improvements, developments, discoveries and trade secrets, whether or not patentable or registrable under patent, trademark, copyright or similar laws, conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with others, during the term of this Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in Company’s line of business in performing the Services hereunder (collectively, “Work Product”) and all intellectual property and associated rights therein and thereto are the sole property of Company. Consultant further agrees to make full written disclosure to Company, to hold in trust for the sole benefit of Company, and to assign (or cause to be assigned), and does hereby assign fully, to Company all Work Product and any and all rights, title and interests in and to any and all copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant hereby waives any and all rights of attribution, moral rights and similar rights wherever existing in and to any of the foregoing. Consultant agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Confidential Information developed by Consultant and all Work Product made by Consultant during the period of Consultant’s engagement at the Company, which records shall be available to and remain the sole property of the Company at all times.

(b)	Consultant agrees that if in the course of performing the Services, Consultant incorporates into any Work Product developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest (each a “Prior Invention”), (i) Consultant shall inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Work Product; and (ii) Company is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, transferrable, sublicensable, worldwide license to use, perform, display, make, reproduce, make derivative works, import, sell, offer for sale, license, distribute, and otherwise dispose of such invention, improvement, development, concept, discovery or other proprietary information as part of or in connection with such Work Product, with the right to license such rights to others. To preclude any possible uncertainty, Consultant has set forth on Exhibit B attached hereto a complete list of all Prior Inventions. Consultant shall not incorporate any third-party product, software (including, without limitation, open source software and freeware) or work of authorship nor any invention, process, improvement, development, concept, discovery or trade secret or other confidential or proprietary information owned by any third party into any Work Product without Company’s prior written permission.

(c)	Consultant agrees to assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Work Product and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Work Product, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. Consultant further agrees that Consultant’s obligation to execute or cause to be executed, when it is in Consultant’s power to do so, any such instrument or papers shall continue after the termination of this Agreement. Consultant agrees that if Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application or registration for any United States or foreign patents, copyright or other formal intellectual property protection covering the Work Product assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright registrations and other formal intellectual property protections thereon with the same legal force and effect as if executed by Consultant.

(d)	During the period of Consultant’s engagement and for six months after termination of Consultant’s engagement with the Company, Consultant will promptly disclose to the Company fully and in writing all Work Product or other inventions authored, conceived or reduced to practice by Consultant, either alone or jointly with others. In addition, Consultant will promptly disclose to the Company all patent applications filed by Consultant or on Consultant’s behalf within a year after termination of engagement. At the time of each such disclosure, Consultant will advise the Company in writing of any Work Product or other inventions that Consultant believes fully qualify for protection under any specifically applicable state law, regulation, rule, or public policy (“Specific Inventions Law”); and Consultant will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without Consultant’s consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law. Consultant will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

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7. RETURN OF MATERIALS. Consultant agrees that upon termination of this Agreement, Consultant will return to the Company (a) any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, (b) any other material containing or disclosing any Work Product or Confidential Information of the Company and (c) any other Company property. Consultant will not retain any such materials.

8. WARRANTIES. Consultant warrants that:

(a)	Consultant’s agreement to perform the Services pursuant to this Agreement does not violate any agreement or obligation between Consultant and a third party;

(b)	the Services performed (and any work delivered in connection therewith, including any Work Product) as delivered to the Company will not infringe any copyright, patent, trade secret, or other proprietary right held by any third party; and

(c)	the Services provided by Consultant shall be performed in a professional manner, and shall be of a high grade, nature, and quality. The Services shall be performed in a timely manner and shall meet deadlines agreed between Consultant and the Company.

9. Restrictive Covenants.

(a)	Definition of Company. For purposes of this Section 9 only, the term “Company” shall be deemed to include the Company and all of its affiliates.

(b)	Consideration and Acknowledgement. Consultant acknowledges that: (i) the Company is and will be engaged in the business of the Company while Consultant is employed by the Company and thereafter; (ii) the Company is and will be actively engaged in the business of the Company throughout the world; (iii) Consultant is one of a limited number of persons who will be developing the business of the Company; (iv) Consultant has and will continue to occupy a position of trust and confidence with the Company while he, she or it provides services to the Company, and has and will continue to acquire an intimate knowledge of all the Company’s trade-secrets and other proprietary and confidential information concerning the business of the Company; (v) the agreements and covenants contained in this Section 9 are essential to protect the Company and its goodwill; (vi) the scope and duration of the restrictive covenants set forth in this Section 9 are reasonably designed to protect a protectable interest of the Company and are not excessive in light of the circumstances; and (vii) Consultant has a means to support themself and Consultant’s dependents other than by engaging in the business of the Company, or a business similar to the business of the Company, and the provisions of this Section 9 will not impair such ability. Consultant further acknowledges that the Company is relying on the covenants and agreements set forth in this Section 9, and that the consideration to be received by Consultant pursuant to the terms of this Agreement is sufficient consideration to make the covenants and agreements set forth herein enforceable.

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(c)	Non-Solicitation and Non-Hire of Employees or Consultants. The Company’s employees, contractors, consultants, advisors and agents are essential to the Company’s operation, and the Company has an interest in maintaining a stable workforce. Consultant acknowledges that as a result of his, her or its relationship with the Company, Consultant will learn the identity of the Company’s employees, contractors, consultants, advisors and agents and other information about the terms of their employment or relationship with the Company, including the compensation and other amounts paid by the Company to its employees, contractors, consultants, advisors and agents. As a result, Consultant agrees that during the Term and for a period of 24 months following the termination of Consultant’s engagement with the Company for any reason, Consultant will not, separately or in association with others, directly or indirectly, whether as employee, owner, agent, independent contractor, advisor, joint venturer, consultant or in any other individual or representative capacity, (i) solicit the employment or retention of, or attempt to solicit the employment or retention of, for Consultant or any third party, any person who (x) is engaged by the Company as an employee, consultant, sales contractor or agent at the time of such solicitation (or attempted solicitation), (y) was so engaged by the Company within 12 months prior to such solicitation (or attempted solicitation) or (z) Consultant had work-related dealings with while employed with the Company, (ii) hire, engage or retain any such person, or (iii) induce, encourage or solicit or attempt to induce, encourage or solicit any employee, consultant, sales contractor or agent of the Company to discontinue employment with or services to the Company.

(d)	Non-Solicitation of Customers and Financial Contributors. Through the expenditure of significant time, effort and money, the Company has developed and maintained, and continues to develop and maintain, long-standing and near-permanent relationships with its customers and/or sources of financing. Consultant will have access to and contact with the Company’s customers, sources of financing and/or access to Confidential Information concerning those customers and/or sources of financing. Consultant may develop, on behalf of the Company, relationships with new customers and this relationship may constitute the Company’s only or primary contact with such customers. Consultant acknowledges and agrees that any relationships between Consultant and the Company’s customers and/or sources of financing were developed solely for the Company’s benefit. Consultant acknowledges and agrees that he, she or it would not have had access to the Company’s existing, new, and potential customers, sources of financing and/or Confidential Information concerning such customers and/or sources of financing but for their relationship with the Company. During the Term and for a period of 12 months following the termination of Consultant’s engagement with the Company for any reason, Consultant will not, separately or in association with others, directly or indirectly, whether as employee, owner, agent, independent contractor, joint venturer, consultant, advisor or in any other individual or representative capacity, (a) communicate with any Company Customer (as defined below) and/or source of financing for any business purpose, (b) solicit, induce or encourage or attempt to solicit, induce or encourage any Company Customer and/or source of financing to (i) stop doing business with or through the Company or in any way interfere with the relationship between such Company Customer and/or source of financing and the Company, or (ii) do business with Consultant or any other person, firm, partnership, corporation or other entity that engages in the business of the Company, or (c) engage in any business transaction with a Company Customer and/or source of financing. “Company Customer” shall mean any past or current customer of the Company (i) with whom Consultant has had direct or indirect contact in the course of Consultant’s employment with the Company, or (ii) about whom Consultant learned Confidential Information.

(e)	Non-Solicitation of Suppliers. The Company’s suppliers are essential to the Company’s business and operation. Consultant acknowledges that as a result of Consultant’s relationship with the Company, Consultant will learn the identity of the Company’s suppliers and other information about the terms of Consultant’s relationship with the Company, including the compensation and other amounts paid by the Company to its suppliers. As a result, Consultant agrees that during the Term and for a period of 12 months following the termination of Consultant’s engagement with the Company for any reason, Consultant will not, separately or in association with others, directly or indirectly, whether as employee, owner, agent, independent contractor, joint venturer, consultant, advisor or in any other individual or representative capacity, (i) solicit, induce or encourage or attempt to solicit, induce or encourage any supplier of the Company to cease doing business with the Company, or in any way interfere with the relationship between any such supplier and the Company, or (ii) solicit, induce or encourage or attempt to solicit, induce or encourage any supplier of the Company to enter into a business relationship with any other business that competes with the business of the Company.

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(f)	Non-Competition. The Company has valuable, unique, and special assets in the form of its Confidential Information and near-permanent customer relationships. Only as a result of Consultant’s relationship with the Company, Consultant will have access to the Confidential Information and customer relationships. As such and in order to protect the value of the Confidential Information and near-permanent customer relationships, each Consultant agrees that during the Term and for a period of 12 months following the termination of Consultant’s engagement with the Company for any reason, Consultant will not, separately or in association with others, directly or indirectly, whether as employee, owner, agent, independent contractor, joint venturer, consultant, advisor or in any other individual or representative capacity, perform or provide the same or substantially similar work or services to any person or entity that engages in or owns, invests in, operates, manages or controls any venture, enterprise or business that directly or indirectly engages in the business of the Company anywhere in the world.

(g)	No Disparagement. Consultant hereby agrees that, while Consultant is engaged by the Company and at any time thereafter, Consultant will not in any way disparage the Company or its shareholders, directors, officers, employees, representatives or agents, whether publicly or privately, orally, in writing, or otherwise, including, without limitation, in communications with any suppliers, clients, employees or customers of the Company. Nothing herein, however, will prevent either party from (i) truthfully answering any inquiry or request in connection with any judicial or governmental administrative process or which is otherwise required by law or (ii) seeking enforcement of such party’s rights and remedies against the other in a court of law, or defending any action brought against such party by the other party.

(h)	Equitable Modifications. If any court of competent jurisdiction shall deem any provision in this Section 9 too restrictive, the other provisions shall stand, and the court shall modify the unduly restrictive provision (including, without limitation, the length of the restricted period(s), the breadth of the restricted geographic territory, or the scope of the restricted activity) to the point of greatest restriction permissible by law.

(i)	Survival of Restrictive Covenants. If this Agreement is terminated for any reason, Consultant acknowledges and agrees that these restrictive covenants shall survive the termination of this Agreement and Consultant shall continue to be bound by the terms of this Section 9 as if this Agreement was still in effect.

(j)	Remedies. The Company and Consultant agree that damages will accrue to the Company by reason of Consultant’s failure to observe any of these restrictive covenants. Therefore, if the Company shall institute any action or proceeding to enforce such provisions, Consultant waives the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (i) interpose the claim or defense that such remedy exists at law, or (ii) require the Company to show that monetary damages cannot be measured or to post any bond. Without limiting any other remedies that may be available to the Company, Consultant hereby specifically affirms the appropriateness of injunctive or other equitable relief in any such action. Consultant also acknowledges that the remedies afforded the Company pursuant to this Section 9(j) are not exclusive, nor shall they preclude the Company from seeking or receiving any other relief, including without limitation, any form of monetary or other equitable relief. Upon the reasonable request by the Company, Consultant shall provide reasonable assurances and evidence of compliance with the restrictive covenants.

10. INDEMNITY. Consultant agrees to indemnify, defend, and hold the Company and its successors, officers, directors, agents and employees harmless from any and all actions, causes of action, claims, demands, cost, liabilities, expenses and damages (including attorneys’ fees) arising out of or related to (i) the activities performed by Consultant incident to or under this Agreement, (ii) a breach by Consultant of this Agreement, or (iii) Consultant’s failure to comply with any applicable laws.

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11. RELATIONSHIP OF PARTIES. Consultant is an independent contractor of the Company. Nothing in this Agreement shall be construed as creating an employer-employee relationship, as a guarantee of future engagement or engagement, or as a limitation upon the Company’s’ sole discretion to terminate this Agreement at any time without cause. Consultant further agrees to be responsible for all of Consultant’s taxes, social security or similar payments or programs, insurance, and other benefits.

12. OTHER ACTIVITIES. Consultant is free to engage in other independent contracting activities, provided that Consultant does not engage in any such activities which are inconsistent with or in conflict with any provisions hereof, or that so occupy Consultant’s attention as to interfere with the proper and efficient performance of the Services by Consultant.

13. MISCELLANEOUS

(k)	Attorneys’ Fees. Should either party hereto, or any heir, personal representative, successor or assign of either party hereto, resort to legal proceedings in connection with this Agreement or Consultant’s relationship with the Company, the party or parties prevailing in such legal proceedings shall be entitled, in addition to such other relief as may be granted, to recover its or their reasonable attorneys’ fees and costs in such legal proceedings from the non-prevailing party or parties.

(l)	Governing Law; Venue. The laws of the State of Illinois (irrespective of its choice of law principles) shall govern all matters arising out of or relating to this Agreement and the transactions contemplated hereby, including, without limitation, its interpretation, construction, performance, and enforcement. All actions or proceedings in any way, manner or respect, arising out of or from or related to this Agreement shall be litigated only in courts having situs in Chicago, Illinois. Each party to this Agreement hereby consents and submits to the exclusive jurisdiction of any court sitting in Illinois and its appellate courts for the purposes of all legal actions and proceedings arising out of or relating to this Agreement, and waives any right such party may have to transfer the venue of any such action or proceeding.

(m)	Entire Agreement. This Agreement contains the entire agreement and understanding between the parties hereto and supersedes any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof. This Agreement may be amended only by a writing signed by Consultant and by a duly authorized representative of the Company. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company or other person duly authorized by the Company.

(n)	Precedence of Exhibits. If there is any contradiction between the Agreement and any Exhibits (i.e. “Statements of Work”) attached to the Agreement, then the terms set forth in the latest Exhibit (“Statement of Work”) will take precedence.

(o)	Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

(p)	Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against either party.

(q)	Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

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(r)	Remedy for Breach. The parties hereto agree that, in the event of breach or threatened breach of any covenants of Consultant, the damage or imminent damage to the value and the goodwill of the Company’s business shall be inestimable, and that therefore any remedy at law or in damages shall be inadequate. Accordingly, the parties hereto agree that the Company shall be entitled to seek injunctive relief against Consultant in the event of any breach or threatened breach of any of such provisions by Consultant, in addition to any other relief (including damages) available to the Company under this Agreement or under law.

(s)	Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by e-mail (as a scan or PDF) to email addresses set forth in the Initial SOW (“E-mails”), fax, or personal delivery, to Consultant’s address, or to the Company’s principal office, as the case may be.

(t)	Immunity. Consultant shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Consultant has the right to disclose in confidence trade secrets to Federal, State, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law by Company. Consultant also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b).

(u)	Jury Trial Waiver. EACH PARTY, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER MATTER INVOLVING THE PARTIES HERETO.

[Signature page(s) follow(s).]

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IN WITNESS WHEREOF, the parties hereto have executed this Independent Contractor Agreement as of the day and year first written above.

COMPANY:		CONSULTANT:

By:	/s/ Steven Morris	By:	/s/ Ravi Birla

Name:	Steven Morris	Name:	Ravi Birla

Title:	CEO

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EXHIBIT A

Statement of Work (“SOW”) dated December 29, 2021 (the “SOW Effective Date”)

Consultant’s Name:	Ravi Birla
Consultant’s Address:	5215 Harvest Bend Court
Sugar Land, TX 77479

1. SERVICES.

Consultant shall perform the following services (“Services”) to Company in accordance with the terms and conditions of this SOW and the Service Agreement (the “Agreement”) to it is attached:

(a)	implement, promote and oversee creation, development and maintenance of the Company’s intellectual property (the “Company’s IP”);
(b)	oversee personnel, scheduling, research strategy, research planning, and research execution;
(c)	implement, promote and oversee best practices and safety protocols for all activities at the Company’s laboratory (the “Lab”), including, without limitation, reporting of all activities at the Lab and the maintenance of all records of activities at the Lab;
(d)	oversee all scale-up activities of the Lab;
(e)	oversee (and serve as the point person for) all research activities and ensure research and personnel productivity;
(f)	provide training to all Lab personnel such that they can perform their expected duties;
(g)	prepare reports and other communications for the Company’s chief executive officer (“CEO”) or the Company’s board of directors (the “Board”); and
(h)	perform any other duties or tasks, as reasonably requested by the CEO or the Board.

The Consultant hereby agrees to provide such Services to the Company and perform all other duties and responsibilities in the best interests of the Company, in a professional, workmanlike manner and in accordance with all Company policies, including, without limitation, the Company’s data security policy. In connection with the Services, Consultant shall (i) be available for Zoom or other calls as needed, (ii) be available for and conduct formal presentations to potential investors or other parties requested by Company, (iii) prepare and present any requested strategy or operational related documents or materials, including presentation decks, as may be requested, (iv) provide tours and presentations of the Lab, as requested, (v) participate as requested in road show activities updates, and presentations as may be requested; and (vi) be present in lab no less than 3 days per week.

2. COMPENSATION

For the services rendered by the Consultant as required by this Agreement the Company will provide compensation (the “Compensation”) to the Consultant of $8,000 per calendar month, payable on last day of month worked. Upon execution of this Agreement, Consultant shall receive 10,000 shares of non-voting common stock of the Company, which such shares were previously forfeited by Consultant. In addition, in the Consultant satisfies the Equity Conditions (as defined below), as determined by the Board in its sole by reasonable discretion, the Consultant shall receive from the Company the Previously Forfeited Option Compensation (as defined below), which such options were previously forfeited by Consultant. For the avoidance of doubt, Consultant acknowledges that he previously forfeited all equity interests in the Company, including, without limitation, (a) the 10,000 shares of non-voting common stock of the Company that will be granted to him by the Company upon execution of this Agreement and (b) the Previously Forfeited Option Compensation.

For the purposes of this Agreement, the following terms shall have the following meanings:

-	“Equity Conditions” shall mean (a) completion of a printed mini-heart that viable for two or more weeks, (b) a functional, visible, normal electrocardiogram that can be visually and audibly displayed in a manner approved by the Board, and (c) filing of two new patent applications on or before March 31, 2022; and
-	“Previously Forfeited Option Compensation” shall mean options to purchase 135,000 shares of non-voting common stock of the Company.

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3. SECTION 3 NOTICE REQUIREMENTS

Calendar days’ notice required: 30 Days

Consultant shall work with Company’s Representatives: Steven Morris, CEO or any other individuals as directed by CEO or the Board.

E-mails

Consultant: rkbirla2@gmail.com or rbirla@biolife4d.com.

Company: smorris@biolife4d.com with a copy to jhechtma@hmblaw.com.

[Signature page(s) follow(s).]

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Exhibit B

Prior Inventions

TO:	BioLife4D Corporation

FROM:	Ravi Birla

DATE:	12/29/2021

SUBJECT:	Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my engagement by BioLife4D Corporation (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☐	No inventions or improvements.

☐	See below:

☐	Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐	Additional sheets attached.

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